Exhibit 10.41

January 9, 2004

Verity, Inc.

894 Ross Drive

Sunnyvale, CA 94089

RE:	Seventh Amendment to Retainer Agreement between Regent Pacific Management Corporation and Verity, Inc.

This Seventh Amendment to Retainer Agreement sets forth certain amendments to the Retainer Agreement between Regent Pacific Management Corporation, a California corporation (“Regent Pacific”), and Verity, Inc., a Delaware corporation, and its wholly-owned and controlled subsidiaries (collectively, “Verity”) dated July 31, 1997, as amended on April 13, 1998, March 12, 1999, February 9, 2000, and March 13, 2001, June 10, 2002 and March 4, 2003 (the “Original Retainer Agreement,” “First Amendment,” “Second Amendment,” “Third Amendment,” “Fourth Amendment,” “Fifth Amendment” and “Sixth Amendment” respectively). Except for the amendments expressly contained herein, the Original Retainer Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment shall remain in full force and effect.

1.	The third paragraph of the Original Retainer Agreement (designated with a number 1 in front of it), as amended by the First Amendment and the Second Amendment, is hereby amended in its entirety to read as follows:

“Regent Pacific agrees that the size of the Regent Pacific team shall be at such level as Regent Pacific reasonably determines to be necessary for Regent Pacific to provide management services as required under this Agreement, which the parties hereto contemplate shall be the services of Gary J. Sbona as Executive Chairman of the Board, and up to one additional member of the Regent Pacific team. Additionally, the parties agree that for the consideration described in the Second Amendment, the parties acknowledge that Verity has released to Regent Pacific $200,000 of the retainer escrow.”

2.	The fourth and fifth paragraphs of the Original Retainer Agreement (the first of which is designated with a number 2 in front of it), as amended by the Second Amendment, are hereby amended to read in their entirety as follows:

“Regent Pacific shall provide the services of Gary J. Sbona, Chairman and Chief Executive Officer of Regent Pacific, who shall be a part of the team and lead the engagement on behalf of Regent Pacific as the board-appointed Chairman of the Board of Verity. Regent Pacific shall be appointed by the Board of Directors to provide General Management services to Verity. Both Regent Pacific and Mr. Sbona shall report to the Board of Directors of Verity and shall be solely accountable to the Board for fulfilling the obligations of this engagement.

Verity, Inc.

January 9, 2004

Regent Pacific’s services do not include the following activities and/or work product:

With the exception of Gary J. Sbona and, prior to March 1, 2004, Stephen W. Young, Regent Pacific personnel provided under the terms of this engagement shall not be appointed officers of Verity, and shall not accept nor be held accountable for the fiduciary obligations of an officer or director of Verity.”

3.	The paragraph of the Original Retainer Agreement, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment, entitled “Fees” is hereby amended to read in its entirety as follows:

“Fees: We have agreed to provide the work product included in this agreement for a period of ninety-one (91) months through February 28, 2005, including services covering a non-cancelable period beginning on July 31, 1997 and ending on February 28, 2005 (the “Non-Cancelable Period”). For the period beginning July 31, 1997 through February 29, 2004, the fee for this service shall be $50,000 per week, payable in four (4) week increments, each to be paid in advance of each Regent Pacific standard four-week billing period. For the period beginning March 1, 2004 through February 28, 2005, the fee for this service shall be $12,500 per week, payable in four (4) week increments, each to be paid in advance of each Regent Pacific standard four-week billing period. It is agreed and understood between us that the payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by Verity. It is further understood that Regent Pacific’s fees are to be paid in advance of the work to be performed, and that the initial payment is to be paid on or before July 31, 1997. It is further agreed that such cash payments are earned in full upon receipt by Regent Pacific, by virtue of our accepting this agreement and the responsibilities it entails, and are nonrefundable.”

4.	The paragraph of the Original Retainer Agreement, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment, entitled “Term of Agreement” is hereby amended to read in its entirety as follows:

“Term of Agreement: The term of this agreement shall be for ninety-one (91) months through February 28, 2005, unless earlier terminated in accordance with this paragraph. Regent Pacific hereby commits the availability of its resources to Verity under this agreement for the full ninety-one (91) month term of the engagement, or for the full term of the agreement, if such term is extended by Verity as provided in this paragraph. Verity may discharge Regent Pacific at any time after the Non-Cancelable Period provided that Verity has delivered a 60-day written notice of intent to cancel this agreement. Verity may, at its option, extend

Verity, Inc.

January 9, 2004

the term of this agreement for an additional twenty-six (26) week period beyond the ninety-one (91) month period by providing written notice to Regent Pacific at any time on or before October 31, 2004. Regent Pacific may withdraw from this assignment at any time with Verity’s consent or for good cause without Verity’s consent. Good cause also includes Verity’s breach of this agreement (including Verity’s failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful.”

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION

By:	/s/ STEPHEN W. YOUNG
Stephen W. Young
Chief Operating Officer

THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

Dated: January 9, 2004

VERITY, INC.

(Signifies full agreement with all terms and conditions)

By:	/s/ ANTHONY J. BETTENCOURT
Anthony J. Bettencourt
Chief Executive Officer and President